Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 24, 2014
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA, July 24, 2014 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and six months ended June 30, 2014.  Beneficial recorded net income of $4.6 million and $7.0 million, or $0.06 and $0.09 per diluted share, for the three and six months ended June 30, 2014, respectively, compared to $2.9 million and $6.1 million, or $0.04 and $0.08 per diluted share, for the three and six months ended June 30, 2013, respectively.

Highlights for the quarter ended June 30, 2014 are as follows:

•                                          On a year to date basis, our loan portfolio increased $27.5 million (2.4% annualized growth) due to strong growth in commercial real estate lending.

•                                          We have been able to stabilize our net interest margin, which was 2.81% for the quarter compared to 2.82% for the first quarter of 2014 and 2.83% for the second quarter of 2013.

•                                          We completed the sale of $11.3 million on non-performing loans, which resulted in a net recovery of $913 thousand.

•                                          We experienced continued improvement in our asset quality metrics during the quarter with non-performing loans, excluding government guaranteed student loans, decreasing 46.3% from December 31, 2013 and decreasing 52.0% from June 30, 2013.

•                                          Net charge-offs decreased 66.4% for the quarter ended June 30, 2014 to $1.7 million compared to $5.0 million for the quarter ended June 30, 2013. Our non-performing assets ratio, excluding government guaranteed student loans, improved to 0.67% at June 30, 2014, compared to 1.26% at December 31, 2013.

•                                          We repurchased 952,060 shares of common stock during the quarter ended June 30, 2014, increasing total treasury shares to 6,923,771 as of June 30, 2014.

•                                          Our balance sheet remained strong at June 30, 2014, with our allowance for loan losses totaling $52.6 million, or 2.22% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013, and $58.7 million, or 2.46% of total loans, at June 30, 2013.

•                                          Capital levels remained strong with tangible capital to tangible assets totaling 11.26% at June 30, 2014 compared to 10.89% at December 31, 2013.

Gerard Cuddy, Beneficial’s President and CEO, stated, “During the quarter, we continued to make progress on our strategic goals of growing the loan portfolio, maintaining strong asset quality metrics, controlling expenses, and managing our capital.  We were able to grow our total loans outstanding for the year due to strong commercial loan growth and we continue to recruit commercial lenders.  During the quarter, we completed a non-performing loan sale and have achieved our goals of reducing non-performing assets to total assets below 1.0%.  Our allowance for loan losses and capital levels remain strong and the balance sheet is positioned for future growth.  We remain committed to our customers by delivering an education-based experience through The Beneficial Conversation and have made it our Mission to always help our customers do the right thing financially.”

Balance Sheet

Total assets decreased $157.7 million, or 3.4%, to $4.4 billion at June 30, 2014 from $4.6 billion at
December 31, 2013.  Cash and cash equivalents decreased $101.7 million to $254.0 million at June 30, 2014 from $355.7 million at December 31, 2013.  The decrease in cash and cash equivalents was primarily driven by a planned $155.2 million run-off of municipal deposits.  The run-off of the municipal deposits and the related decrease in cash balances have helped stabilize our net interest margin for the quarter and the year.

Investments decreased $80.2 million, or 5.1%, to $1.5 billion at June 30, 2014 from $1.6 billion at December 31, 2013.  The decrease in investments during the six months ended June 30, 2014 was primarily driven by investment prepayments and the proceeds from the prepayments helped fund the municipal deposit run-off and the growth in our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $27.5 million, or 1.2%, to $2.4 billion at June 30, 2014 from $2.3 billion at December 31, 2013. We experienced a $54.6 million increase in our commercial loan portfolio due to strong commercial real estate growth.  Commercial loans include shared national credits, which increased to $93.1 million at June 30, 2014 compared to $39.9 million at December 31, 2013 and $83.8 million at March 31, 2014.

Increases in intermediate and long-term interest rates continue to impact the housing market and contributed to lower mortgage loan originations which resulted in an $8.8 million decrease in our residential loan portfolio for the six months ended June 30, 2014. Our consumer loan categories continue to be impacted by weak demand and decreased $18.3 million during the year.

Deposits decreased $154.6 million, or 4.2%, to $3.5 billion at June 30, 2014 from $3.7 billion at December 31, 2013.  The decrease in deposits was primarily the result of a $155.2 million decrease in municipal deposits, which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.

At June 30, 2014, stockholders’ equity decreased to $612.7 million, or 13.8% of total assets, compared to $615.1 million, or 13.4% of total assets, at December 31, 2013. This decrease was due to the repurchase of 1,748,090 shares of common stock during the period, partially offset by an increase in retained earnings and other comprehensive income during the period.

Net Interest Income

For the three months ended June 30, 2014, net interest income was $29.2 million, a decrease of $2.0 million, or 6.4%, from the three months ended June 30, 2013. The decrease in net interest income was primarily the result of a decline in the average balance of investments and loans, coupled with a reduction in the average interest rate earned on loans, partially offset by a reduction in the average cost and average balance of municipal deposits. Net interest margin was relatively stable at 2.81% for the three months ended June 30, 2014 as compared to 2.83% for the same period in 2013. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods but are focused on growing our loan portfolio and improving our balance sheet to help stabilize our net interest margin.

For the six months ended June 30, 2014, Beneficial reported net interest income of $58.7 million, a decrease of $4.0 million, or 6.4%, from the six months ended June 30, 2013. The decrease was primarily the result of a decline in the average balance of investments and loans, coupled with a reduction in the average interest rate earned on loans, partially offset by a reduction in the average cost of liabilities and a $200.5 million decrease in the average balance of municipal deposits during 2014. Our net interest margin decreased to 2.81% for the six months ended June 30, 2014 from 2.83% for the same period in 2013.

Non-interest Income

For the three months ended June 30, 2014, non-interest income totaled $6.3 million, a decrease of $1.0 million, or 13.7%, from the three months ended June 30, 2013.  The decrease was primarily due to a $710 thousand decrease in the gain on the sale of investment securities and a $396 thousand decrease in mortgage banking income due to our decision to retain some of our residential mortgage production.

For the six months ended June 30, 2014, non-interest income totaled $11.9 million, a decrease of $2.3 million, or 16.3%, from the six months ended June 30, 2013.  The decrease was primarily due to a $1.3 million decrease in the gain on the sale of investment securities and a $512 thousand decrease in mortgage banking income due to our decision to retain some of our residential mortgage production.

Non-interest Expense

For the three months ended June 30, 2014, non-interest expense totaled $29.2 million, a decrease of $1.1 million, or 3.5%, from the three months ended June 30, 2013.  The decrease in non-interest expense was primarily due to a $1.3 million decrease in classified loan and other real estate owned expenses and a $377 thousand decrease in marketing expense, partially offset by a $436 thousand increase in salaries and employee benefits.  The decrease in classified loan and other real estate owned expenses is consistent with the reduction in the balance of non-performing assets and our improving asset quality metrics.

For the six months ended June 30, 2014, non-interest expense totaled $60.4 million, an increase of $455 thousand, or 0.8%, from the six months ended June 30, 2013.  The increase in non-interest expense was primarily driven by a $1.5 million increase in salaries and employee benefits and a $1.0 million increase in occupancy expenses, which were driven by snow removal expenses and one-time headquarter moving costs, partially offset by a $2.1 million decrease in classified loan and other real estate owned expenses and a $493 thousand decrease in professional fees.

Income Taxes

For the three months ended June 30, 2014, we recorded a provision for income taxes of $1.5 million, reflecting an effective tax rate of 24.7% compared to a provision for income taxes of $374 thousand, reflecting an effective tax rate of 11.4% for the three months ended June 30, 2013.  The increase in income tax expense was due to higher profitability levels for the three months ended June 30, 2014.  For the six months ended June 30, 2014, we recorded a provision for income taxes of $1.4 million, reflecting an effective tax rate of 16.9%, compared to a provision for income taxes of $949 thousand, reflecting an effective tax rate of 13.4% for the six months ended June 30, 2013. The increase in income tax expense and the effective tax rate is due to higher profitability levels for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013. The effective tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics showed continued signs of improvement during the quarter ended June 30, 2014. Non-performing loans, excluding government guaranteed student loans, decreased to $27.8 million at June 30, 2014, compared to $51.8 million at December 31, 2013.  The $24.0 million, or 46.3%, decrease in non-performing loans since year end, excluding government student loans, was a function of our continued work out of non-performing assets as well as an $11.3 million non-performing loan sale, which resulted in a $913 thousand net recovery.  As a result of the improvement in our asset quality metrics, we were able to reduce our provision for loan losses for the quarter ended June 30, 2014 to $250 thousand compared to $5.0 million for the quarter ended June 30, 2013.  Net charge-offs during the quarter ended June 30, 2014 were $1.7 million compared to $2.7 million during the quarter ended December 31, 2013 and $5.0 million during the quarter ended June 30, 2013. At June 30, 2014, the Bank’s allowance for loan losses totaled $52.6 million, or 2.22% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at June 30, 2014, we had the ability to borrow up to $1.2 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	6/30/2014	12/31/2013	6/30/2013	Capitalized Ratio	6/30/2014

Tangible Capital	11.26%	10.89%	10.73%
Tier 1 Capital (to average assets)	10.76%	10.22%	10.35%	5%	$248,789
Tier 1 Capital (to risk weighted assets)	20.97%	20.57%	20.56%	6%	$331,893
Total Capital (to risk weighted assets)	22.24%	21.83%	21.83%	10%	$271,224

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

During the quarter, we repurchased 952,060 shares of common stock at an average price of $13.32 under our share repurchase program.  As of June 30, 2014, we have 1.5 million shares remaining under the share repurchase program that can be repurchased in future periods.

Other Matters

As disclosed in our earnings release on January 30, 2014 and in our Form 10-K for the year ended December 31, 2013, in the first quarter of 2013, the Company received notice that it was being investigated by the Department of Justice (“DOJ”) for potential violations of the Equal Credit Opportunity Act and Fair Housing Act relating to the Company’s home-mortgage lending practices from January 1, 2008 to the present.

In late January 2014, the Company received correspondence from the DOJ indicating that the DOJ had completed its review and determined that the matter did not require enforcement action by the DOJ and was being referred back to the FDIC.  The Company was not able to determine whether further action will be taken at this point with respect to the ultimate resolution of this matter and the Company is in discussions with the FDIC Staff to clear this matter. Until this matter is resolved, it is unlikely that any regulatory applications will be filed related to strategic expansion or regarding a second step conversion.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 58 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2013
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$57,853	$57,259	$41,801	$45,629
Interest-bearing deposits	196,115	306,674	313,882	227,497
Total cash and cash equivalents	253,968	363,933	355,683	273,126

Investment Securities:
Available-for-sale	840,551	861,558	1,034,180	1,152,199
Held-to-maturity	644,061	663,370	528,829	568,369
Federal Home Loan Bank stock, at cost	15,606	17,404	17,417	18,587
Total investment securities	1,500,218	1,542,332	1,580,426	1,739,155

Loans:	2,369,335	2,327,381	2,341,807	2,385,093
Allowance for loan losses	(52,624)	(54,061)	(55,649)	(58,662)
Net loans	2,316,711	2,273,320	2,286,158	2,326,431

Accrued interest receivable	13,396	13,615	13,999	14,902

Bank premises and equipment, net	79,089	76,712	71,753	64,606

Other assets:
Goodwill	121,973	121,973	121,973	121,973
Bank owned life insurance	42,050	41,726	41,414	41,276
Other intangibles	7,073	7,540	8,007	8,944
Other assets	91,256	96,325	104,000	111,077
Total other assets	262,352	267,564	275,394	283,270
Total assets	$4,425,734	$4,537,476	$4,583,413	$4,701,490

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$319,082	$322,343	$291,109	$310,921
Interest bearing deposits	3,186,383	3,294,314	3,368,907	3,426,688
Total deposits	3,505,465	3,616,657	3,660,016	3,737,609
Borrowed funds	250,379	250,374	250,370	275,361
Other liabilities	57,231	56,340	57,881	67,192
Total liabilities	3,813,075	3,923,371	3,968,267	4,080,162
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $.01 par value	—	—	—	—
Common stock — $.01 par value	825	824	823	823
Additional paid-in capital	360,521	358,719	356,963	355,436
Unearned common stock held by employee stock ownership plan	(15,204)	(15,653)	(16,102)	(17,000)
Retained earnings	349,073	344,497	342,025	335,566
Accumulated other comprehensive loss, net	(12,867)	(17,316)	(21,354)	(23,094)
Treasury stock, at cost	(69,689)	(56,966)	(47,209)	(30,403)
Total stockholders’ equity	612,659	614,105	615,146	621,328
Total liabilities and stockholders’ equity	$4,425,734	$4,537,476	$4,583,413	$4,701,490

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
INTEREST INCOME:
Interest and fees on loans	$26,202	$26,458	$29,052	$52,660	$58,708
Interest on overnight investments	190	189	203	379	384
Interest and dividends on investment securities:
Taxable	7,736	7,795	7,741	15,530	15,150
Tax-exempt	658	662	702	1,321	1,418
Total interest income	34,786	35,104	37,698	69,890	75,660

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	422	443	719	865	1,519
Money market and savings deposits	1,349	1,329	1,642	2,678	3,263
Time deposits	1,988	2,001	2,057	3,989	4,180
Total	3,759	3,773	4,418	7,532	8,962
Interest on borrowed funds	1,810	1,801	2,052	3,611	3,905
Total interest expense	5,569	5,574	6,470	11,143	12,867
Net interest income	29,217	29,530	31,228	58,747	62,793
Provision for loan losses	250	1,500	5,000	1,750	10,000
Net interest income after provision for loan losses	28,967	28,030	26,228	56,997	52,793

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,609	2,081	1,690	3,690	3,784
Service charges and other income	4,503	3,201	4,322	7,705	8,091
Mortgage banking income	115	125	511	240	752
Net gain on sale of investment securities	94	204	804	297	1,637
Total non-interest income	6,321	5,611	7,327	11,932	14,264

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,783	15,010	14,347	29,793	28,335
Occupancy expense	2,436	3,618	2,503	6,054	5,018
Depreciation, amortization and maintenance	2,117	2,477	2,398	4,594	4,631
Marketing expense	736	885	1,113	1,621	2,040
Intangible amortization expense	467	467	468	934	935
FDIC insurance	805	783	947	1,588	1,898
Merger and restructuring charges	—	—	(159)	—	(159)
Professional fees	1,034	1,355	948	2,389	2,882
Classified loan and other real estate owned related expense	627	342	1,969	969	3,084
Other	6,205	6,297	5,741	12,502	11,325
Total non-interest expense	29,210	31,234	30,275	60,444	59,989

Income before income taxes	6,078	2,407	3,280	8,485	7,068
Income tax expense (benefit)	1,502	(65)	374	1,437	949

NET INCOME	$4,576	$2,472	$2,906	$7,048	$6,119

EARNINGS PER SHARE — Basic	$0.06	$0.03	$0.04	$0.10	$0.08
EARNINGS PER SHARE — Diluted	$0.06	$0.03	$0.04	$0.09	$0.08

Average common shares outstanding — Basic	73,558,881	74,241,064	76,073,297	73,898,088	76,224,037
Average common shares outstanding — Diluted	74,192,047	74,795,782	76,244,150	74,497,031	76,413,437

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	Three Months Ended						Six Months Ended
	June 30, 2014		March 31, 2014		June 30, 2013		June 30, 2014		June 30, 2013
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,826,663	1.88%	$1,871,670	1.85%	$2,021,607	1.71%	$1,849,043	1.86%	$2,018,542	1.68%
Overnight investments	301,195	0.25%	304,284	0.25%	322,787	0.25%	302,731	0.25%	307,022	0.25%
Stock	15,902	5.45%	17,412	3.51%	18,519	0.27%	16,653	4.44%	17,623	0.44%
Other investment securities	1,509,566	2.17%	1,549,974	2.14%	1,680,301	2.01%	1,529,659	2.15%	1,693,897	1.68%

Loans:	2,322,160	4.50%	2,319,600	4.58%	2,388,190	4.87%	2,320,887	4.54%	2,412,485	4.88%
Residential	673,668	4.47%	678,385	4.55%	681,339	4.65%	676,014	4.51%	676,404	4.69%
Commercial real estate	584,285	4.96%	550,853	4.73%	598,151	5.16%	566,769	4.88%	621,638	5.09%
Business and small business	423,747	4.12%	440,560	4.67%	419,833	5.37%	433,000	4.36%	420,171	5.42%
Personal loans	640,460	4.37%	649,802	4.42%	688,867	4.54%	645,104	4.39%	694,272	4.56%

Total interest earning assets	$4,148,823	3.35%	$4,191,270	3.36%	$4,409,797	3.42%	$4,169,930	3.35%	$4,431,027	3.42%

Deposits:	$3,260,534	0.46%	$3,319,497	0.46%	$3,467,418	0.51%	$3,289,852	0.46%	$3,498,171	0.52%
Savings	1,155,229	0.35%	1,131,997	0.35%	1,080,095	0.43%	1,143,677	0.35%	1,065,806	0.44%
Money market	440,830	0.32%	445,960	0.32%	482,617	0.39%	443,381	0.32%	489,213	0.39%
Demand	677,371	0.20%	675,145	0.21%	671,938	0.25%	676,264	0.20%	664,563	0.26%
Demand - municipals	272,803	0.11%	337,899	0.12%	467,041	0.26%	305,171	0.12%	505,644	0.27%
Total core deposits	2,546,233	0.28%	2,591,001	0.28%	2,701,691	0.35%	2,568,493	0.28%	2,725,226	0.35%

Time deposits	714,301	1.12%	728,496	1.11%	765,727	1.08%	721,359	1.12%	772,945	1.09%

Borrowings	250,376	2.90%	250,439	2.92%	275,360	2.99%	250,408	2.91%	266,440	2.96%

Total interest bearing liabilities	$3,510,910	0.64%	$3,569,936	0.63%	$3,742,778	0.69%	$3,540,260	0.63%	$3,764,611	0.69%

Non-interest bearing deposits	314,569		304,283		312,339		975,318		309,610

Net interest margin		2.81%		2.82%		2.83%		2.81%		2.83%

ASSET QUALITY INDICATORS

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2014	2014	2013	2013

Non-performing assets:
Non-accruing loans	$27,782	$48,127	$51,765	$57,937
Accruing government guaranteed student loans past due 90 days or more	16,819	20,236	24,410	22,516
Total non-performing loans	44,601	68,363	76,175	80,453

Real estate owned	2,008	4,039	5,861	7,197

Total non-performing assets	$46,609	$72,402	$82,036	$87,650

Non-performing loans to total loans	1.88%	2.94%	3.25%	3.37%
Non-performing assets to total assets	1.05%	1.60%	1.79%	1.86%
Non-performing assets, excluding government guaranteed student loans, to total assets	0.67%	1.15%	1.26%	1.39%
ALLL to total loans	2.22%	2.32%	2.38%	2.46%
ALLL to non-performing loans	117.99%	79.08%	73.05%	72.91%
ALLL to non-performing loans, excluding government guaranteed student loans	189.42%	112.33%	107.50%	101.25%

Impaired loan charge offs as a percentage of the unpaid principal balances at June 30, 2014 are as follows:

IMPAIRED LOANS:

At June 30, 2014 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired loans by category:
Commercial real estate	$6,466	$9,502	$(3,036)	31.95%
Commercial business	9,020	15,537	(6,517)	41.95%
Commercial construction	1,437	1,648	(211)	12.80%
Residential real estate	8,926	9,503	(577)	6.07%
Residential construction	130	338	(208)	61.54%
Consumer personal	1,803	1,830	(27)	1.48%
Total impaired loans	$27,782	$38,358	$(10,576)	27.57%

Key performance ratios (annualized) are as follows for the three and six months ended (unaudited):

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2014	2013
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.41%	0.23%	0.25%	0.32%	0.26%
Return on average equity	3.01%	1.70%	1.86%	2.35%	2.00%
Net interest margin	2.81%	2.82%	2.78%	2.81%	2.83%
Efficiency ratio	82.19%	88.88%	84.42%	85.52%	77.85%
Tangible common equity	11.26%	10.99%	10.89%	11.26%	10.73%